Exhibit 10.2

FISCAL 2006 SUMMARY OF NON-MANAGEMENT DIRECTOR COMPENSATION

Effective as of the first day of fiscal 2006 (July 1, 2005), the annual retainer to be paid to each member of the board of directors that is not otherwise employed by Collegiate Pacific Inc. in any capacity shall be $15,000 plus $500 for each meeting attended. Further, effective as of the first day of fiscal 2006, the Chairman of the Audit Committee shall receive an annual retainer of $4,000 and the Chairman of each of the Compensation Committee and the Nominating Committee shall each receive an annual retainer of $2,000.